Exhibit 23.1

Consent of Marcum LLP

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Myomo, Inc. on Form S-3 [File No. 333-256159], Form S-8 [File No. 333-222263], Form S-8 [File No. 333-225952], Form S-8 [File No. 333-239133], Form S-8 [File No. 333-237288], Form S-8 [File No. 333-230272] and Form S-1 [File No. 333-269189] of our report dated March 7, 2024, with respect to our audits of the consolidated financial statements of Myomo, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of Myomo, Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

New York, NY

March 7, 2024